EXHIBIT 99.1


For Immediate Release

Contact: Richard A. Santa
         Vice President and Chief Financial Officer
         Dynamic Materials Corporation
         303-604-3938

DYNAMIC MATERIALS ACQUIRES NOBELCLAD EUROPE

(Boulder, CO - July 3, 2001) Dynamic Materials Corporation, (Nasdaq: BOOM), "DMC", today announced that it has completed the acquisition of more than 99.9% of the stock of Nobelclad Europe S.A. (Nobelclad) from Nobel Explosifs France
(NEF). Nobelclad and its wholly-owned subsidiary, Nitro Metall, operate cladding businesses located in Rivesaltes, France and Likenas, Sweden, respectively, which generated combined revenues of $10.7 million in calendar year 2000. NEF is wholly owned by Groupe SNPE and is a sister company to SNPE, Inc., which owns 55% of DMC's common stock.

An opinion that the transaction is fair, from a financial point of view, to DMC's stockholders other than SNPE, Inc. was obtained as a condition of the transaction. The purchase price of $4 million was financed by a note agreement between DMC and SNPE, Inc. Third party bank debt held by Nobelclad in the amount of 9.5 million French Francs also was assumed in the transaction. DMC's acquisition of Nobelclad is expected to further strengthen the world leadership that DMC and its majority stockholder, Groupe SNPE, enjoy in the explosion cladding business.

Dynamic Materials Corporation, which recently moved its headquarters from Lafayette, Colorado to Boulder, Colorado, is a leader in the metal working industry, and its products include explosion bonded clad metal plates and other metal fabrications for the petrochemical, chemical processing, satellite/launch vehicle, commercial aircraft, defense and a variety of other industries.

Actual results may vary materially from any forward-looking statements the Company makes. For a description of certain investment considerations, risk factors and uncertainties that should be considered in evaluating the Company's forward-looking statements, refer to the Company's Form 10-K report for the period ended December 31, 2000, as well as the Company's report on Form10-Q for the period ended March 31, 2001.


             For more information on Dynamic Materials Corporation visit the Company's web site at http://www.dynamicmaterials.com